Exhibit 99.1

NEWS RELEASE

Contact:

Sylvia Wheeler

VP, Investor Relations

& Corporate Affairs

650-421-9504

IR@relypsa.com

Relypsa Announces First Quarter 2014 Financial Results

REDWOOD CITY, Calif., May 7, 2014 – Relypsa, Inc. (Nasdaq: RLYP), a biopharmaceutical company, today reported financial results for the first quarter ended March 31, 2014. Net loss for the first quarter 2014 was $16.1 million, or $0.54 per share, compared to $26.3 million, or $84.61 per share, for the comparable period in 2013.

Cash, cash equivalents and short-term investments totaled $78.9 million at March 31, 2014, compared to $94.8 million at December 31, 2013. Shares outstanding as of March 31, 2014 were 29.7 million. In April 2014, the company issued 4.1 million shares of common stock at a price to the public of $24.50 per share in an underwritten public offering. Net proceeds from the offering were approximately $94.4 million, after deducting underwriting discounts and commissions and estimated offering expenses.

“We are off to a strong start in 2014 with a number of key objectives already accomplished,” said John A. Orwin, president and chief executive officer of Relypsa. “Earlier in the year, we reported additional important findings from our pivotal Phase 3 trial which showed that by maintaining control of serum potassium with patiromer, more patients were able to remain on guideline-recommended RAAS inhibitor medication, drugs commonly used as heart and kidney protective agents. In addition, we entered into a multi-year commercial manufacturing and supply agreement for patiromer with Lanxess Corporation. On the clinical front, we completed enrollment in our onset-of-action trial for patiromer and look forward to results from this trial to better inform our potential product label on the time to onset for the potassium-lowering action of patiromer. During the quarter, we also conducted a successful pre-New Drug Application (NDA) meeting with the U.S. Food and Drug Administration and, following that discussion, can confirm we are tracking for an NDA submission in the third quarter of this year. Finally, we completed a successful follow-on offering in April, which strengthened our balance sheet by approximately $94.4 million.”

Research and development expenses for the first quarter of 2014 were $10.9 million, compared to $22.6 million for the comparable period in 2013. This decrease was primarily due to a one-time $12.5 million milestone payment to Amgen made during March 2013 that became due upon the initiation of dosing patients in Relypsa’s pivotal Phase 3 clinical trial of patiromer.

General and administrative expenses for the first quarter of 2014 were $4.8 million, compared to $2.5 million for the comparable period in 2013. This increase was primarily due to an increase in personnel expenses to support Relypsa’s expanding operations and an increase in professional fees as a result of becoming a public company.

About Relypsa, Inc.

Relypsa, Inc. is a biopharmaceutical company focused on the development and commercialization of non-absorbed polymeric drugs to treat disorders in the areas of renal, cardiovascular and metabolic diseases. The company’s two-part pivotal Phase 3 trial of its lead product candidate, patiromer, for the treatment of hyperkalemia, a life-threatening condition defined as abnormally elevated levels of potassium in the blood, has been completed and the primary and secondary endpoints were met. Relypsa has global royalty-free commercialization rights to patiromer, which has intellectual property protection in the U.S. until at least 2030. More information is available at www.relypsa.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Relypsa, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential for more patients to remain on guideline-recommended RAAS inhibitor medication as a result of maintaining control of serum potassium with patiromer, the potential results of our onset-of-action trial to better inform our potential product label, the success of our pre-NDA meeting, and the timing of our NDA submission. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development program, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing of the company’s regulatory filings, the company’s substantial dependence on patiromer, the company’s commercialization plans and efforts and other matters that could affect the availability or commercial potential of the company’s drug candidate. Relypsa undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Relypsa’s current and future reports filed with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 to be filed with the SEC.

-see attached financial tables-

Relypsa, Inc.

Statement of Operations Data

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Operating expenses:
Research and development	$10,909	$22,604
General and administrative	4,795	2,535

Total operating expenses	15,704	25,139

Loss from operations	(15,704)	(25,139)
Interest and other income (expense), net	27	(864)
Interest expense	(391)	(248)

Net loss	$(16,068)	$(26,251)

Net loss per share, basic and diluted	$(0.54)	$(84.61)

Weighted average common shares used to compute net loss per share, basic and diluted	29,710,415	310,275

Relypsa, Inc.

Condensed Balance Sheet Data

(In thousands)

	March 31, 2014		December 31, 2013 (1)
	(unaudited	)
Cash, cash equivalents and short-term investments	$78,917		$94,759
Working capital	$63,117		$78,828
Total assets	$91,256		$106,031
Stockholders’ equity	$60,789		$74,850

(1)	Derived from the audited financial statements

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